Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement") is made and entered into, effective May 14, 2012 (the “Effective Date”), by and between JBI, Inc., (the “Company"), and John Bordynuik (the “Employee”).

RECITALS

A.           Employee is currently the CEO of Company

B.           Company and Employee agree that it is in the best interests of Company and Employee, that Employee resign as CEO of Company and enter into this new Employment Agreement to be employed as Chief of Technology of Company.

ARTICLE I - EMPLOYMENT

1.1   Employment.  The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement.

1.2   Term.  The term of this Agreement shall begin on the Effective Date and shall continue for a period of five (5) years after the Effective Date, unless this Agreement is terminated as provided for herein.

1.3   Title.  Employee shall be the Chief of Technology of the Company.

1.4   Employee Duties

(a)   General Duties.  The Employee shall do and perform all services, acts or things necessary or advisable to manage, supervise and where available, enhance the P2O® processor and technology of the Company in connection with the Company’s operations at 20 Iroquois St., Niagara Falls, New York (“Iroquois Facility”).  The employee will present the technology to the public, shareholders, and clients. The Employee shall report to the Board of Directors.  Employee shall loyally, conscientiously, and professionally perform all of his duties and responsibilities, which may be revised from time to time, as Company deems appropriate or necessary.  At all times during his employment, Employee shall adhere to all rules, policies, and guidelines of Company that are now in effect or as they may be modified by the Company's management, in its sole discretion, from time to time.

(b)   Protection of Plastic2Oil Trade Secrets.  The Company has certain extremely valuable and confidential information in the nature of trade secrets relating to its Plastic2Oil processor (“Plastic2Oil Trade Secrets”).  The Plastic2Oil Trade Secrets consist of know-how, formulas, designs and catalyst compositions.  Currently, Employee is the only person with knowledge of these Plastic2Oil Trade Secrets.  Company and Employee agree that within three months of the execution of this Agreement, these Plastic2Oil Trade Secrets shall be known to Employee and one other employee of P2O.  Such employee will remain nameless and only be known to Matthew Ingham, the Chief Financial Officer of the Company.  Due to the sensitive nature of these Trade Secrets, no member of the Company’s Board of Directors or Executive Management shall be privy to this information.  Any writings reflecting or relating to these Plastic2Oil Trade Secrets are now and shall in the future be kept locked in a bank vault.  That bank vault shall not be opened, except in the event of the death or incapacity of Employee or the other employee and only then upon a resolution of the Company’s Board of Directors.  To the extent that this provision is inconsistent with or contrary to anything in the more general provisions of Article IV of this Agreement, this paragraph 1.4 (b) shall govern.

(c)           Iroquois Facility Permits, Management and Budget

(i)           Permits.  The Company’s operations at the Iroquois Facility depend upon certain operational/site permits and environmental permits (“Permits”). Those Permits require that an individual assume personal responsibility for the Company’s compliance, and the failure of the Company to comply can result in potential liability for the individual that has assumed that responsibility.  Historically, Employee has been the person at the Company that has assumed the personal responsibility for the Company’s compliance.  Company and Employee agree that if Employee is to perform the General Duties in paragraph 1.4(a) hereof, and for the sake of the Company’s ongoing relationships with the Iroquois Facility permitting authorities, Employee should continue to assume personal responsibility for the Company’s compliance with the Permits.

(ii)           Management and Budget Employee is willing to continue to assume personal responsibility for the Company’s compliance with the Permits, provided that, in the performance of his General Duties set forth in paragraph 1.4 hereof, Employee is given control over the staff and operations at the Iroquois Facility that comprise fabrication personnel, engineers, a plant manager, and IT and R&D administrative personnel (“Iroquois Facility Technology Staff”) and the Company agrees to budget sufficient staff and capital funds devoted to the operations at the Iroquois Facility that are reasonably required by such facility, subject  to reasonable availability of funding, including necessary and customary budgetary reserves.  Accordingly, it is agreed between Company and Employee that Employee will continue to assume personal responsibility for the Company’s compliance with the Permits that have been issued at the Iroquois Facility, and that Employee shall have full management authority over the Iroquois Facility Technology Staff and technology operations at the Iroquois Facility, including research and development, product enhancement, maintenance procedures, permit support and add-on development (e.g., processing waste oils).    For the avoidance of doubt, excluded from the Iroquois Facility Technology Staff are the Executive and Administrative Staff located at the Iroquois Facility, including Head Office, Finance and Accounting, Legal, Human Resources, and other employees that would generally be considered administrative or corporate functions.  Subject to reasonable availability of funding, including necessary and customary budgetary reserves: (i) for the year 2012 the Iroquois Facility will have a staff budget of $350,000 per month; (ii) for the year 2013 the Iroquois Facility will have a staff budget of $450,000 per month. These amounts can be amended due to growth or otherwise of the Iroquois Facility. Subject to reasonable availability of funding, including necessary and customary reserves, at no time during the term of this Agreement will the monthly staff budget be less than that of 2013, except for 2012.  This budget shall be examined annually, to ensure that this budget is not excessively burdensome to the Company.  Additionally, Employee will be provided with the authority to allocate2,000,000 options among Iroquois Facility Technology Staff (excluding the Employee) to purchase the Company’s common stock, as part of the employees’ compensation at the Iroquois Facility. The strike price and other terms of such options shall be determined by the Board and shall be consistent with customary practices.  The Iroquois Facility will also retain for its budget 30% of the gross revenue from all Plastic2Oil processors operating at the Iroquois Facility which will be used in short order to build additional processors at the Iroquois Facility (subject to availability of permits, availability of land, etc.).  Until the time when there are six processors running at the Iroquois Facility, at least one-third of all processors will be located at the Iroquois Facility.

ARTICLE II – COMPENSATION

2.1   Base Salary.  Company shall pay Employee, and Employee shall accept an annual base salary of Two Hundred Seventy Five Thousand Dollars ($275,000.00), payable bi-weekly in 26 equal installments, subject to standard withholding and other deductions required by law.  Employee’s Base Salary shall never be less than that of any other employee of the Company during the term hereof.

2.2           Signing Bonus.  On the Effective Date of this Agreement, Employee shall receive Four Million (4,000,000) options to purchase shares of the Company’s common stock, vesting in equal annual installments beginning one year from the Effective Date for five years as follows.

●   Vesting immediately upon execution of this Agreement; 750,000 options to purchase common stock at $1.50 per share

●   Vesting one (1) year from the Effective Date; 650,000 options to purchase common stock at $1.50 per share

●   Vesting two (2) years from the Effective Date; 650,000 options to purchase common stock at $1.50 per share

●   Vesting three (3) years from the Effective Date; 650,000 options to purchase common stock at $1.50 per share

●   Vesting four (4) years from the Effective Date; 650,000 options to purchase common stock at $1.50 per share

    Vesting five (5) years from the Effective Date; 650,000 options to purchase common stock at $1.50 per share

●   The term of the options will be seven (7) years from the date of vesting;

●   All options, vested and unvested, will immediately vest upon a change in control of the Company other than the redemption or purchase of such Series A Super Voting Preferred Stock by the Company.  Specifically,  any change in voting control of the Company resulting from the transfer of the Series A Super Voting Preferred Stock of the Company from the Employee to any of the other parties signatory to a letter agreement dated May 14, 2012 between the Employee and the other parties signatory thereto will be deemed a change in control of the Company.

●   Employee will not sell more than 750,000 shares he received from the exercise of the aforementioned options for two (2) years from the Effective Date of this Agreement, unless a change in control of the Company occurs, at which time, this clause if voided.

●   At the time of exercise, the Employee will have the option to issue payment to the Company for the option price times the number of options being exercised.  For example, if the Employee exercises 100,000 options, Employee would provide cash in the amount of $150,000 to the Company and in turn receive 100,000 shares of JBI Common Stock.

●   Additionally, the Employee can perform a cashless exercise, in which the total number of shares to be issued will be offset by the amount the Employee would be required to remit to the Company.  For example, if 100,000 shares are exercised when the price of the Company’s common stock is $5.00, then the Employee would receive Common Stock in the amount of the options exercised multiplied by the market price less the number of options exercised multiplied by the $1.50 per option (100,000x$5.00) - (100,000x1.50) = $350,000 of shares of JBI Common Stock (valued at the market price on the date of exercise).

●   The Company will have a formal stock and stock option compensation plan in place within one month of the Effective Date of this Agreement under which these options will be formally issued.

2.3   Performance Bonus.  Beginning one year after the Effective Date of this Agreement and annually thereafter while employed, Employee shall receive a performance bonus equal to the Base Salary multiplied by the JBI Share Price divided by $10. For these purposes, the JBI Share Price shall be the weighted average share price in the month prior to the annual bonus date. The bonus shall be payable in JBI stock, with the value of the each JBI share equal to the JBI Share Price for the purposes of calculating the number of JBI shares.  Employee will have the option to receive up to $100,000 of the Performance Bonus in cash, if the Company’s consolidated cash balances are greater than $5 million at the time of the Performance Bonus payment.

2.4           Employee Benefits.  In addition to the compensation specified above, Employee shall be entitled to the benefits generally made available by the Company to management employees, including but not limited to health insurance and dental insurance, subject to the terms, conditions, and limitations governing those programs.   In addition, Employee shall be provided with a computer and cell phone at company expense. Employee will be entitled to continue to use the Company car he has used as CEO (i.e., an Acura MDX) until the end of the Company’s lease term on the vehicle.

2.5           Vacation.  Employee shall be entitled to four weeks paid vacation during the term of this Agreement.

2.6           Expenses.  The Company shall reimburse Employee for all reasonable expenses incurred by Employee in the course of performing Employee’s duties under this Agreement and which are sought in accordance with the Company’s reimbursement policies in effect from time to time. Additionally, the Company will pay all expenses required for Employee to maintain his current working ability in the United States (i.e. all legal and filing fees for working visa, additionally commuting costs to work in the United States).  The Company will continue to supply an American Express card or other credit card for corporate use.

ARTICLE III – TERMINATION OF EMPLOYMENT

3.1   Grounds for Termination.

3.1.1   Termination by the Company.  Employee’s employment with the Company is not at will but may be terminated by the Company either for “Cause” (as defined below), or without Cause.  In either event, Employee’s compensation upon such termination is limited to the compensation expressly provided for in this Agreement.  The Company may terminate Employee’s employment under this Agreement by delivery of written notice to the Employee specifying the nature of the termination and, if applicable, the Cause or Causes relied upon for such termination.  Any such notice of termination shall effect termination as of the date specified in the notice, except as otherwise extended to the last day of any applicable cure period(s) provided below.  If Employee’s employment hereunder is terminated at any time by Company, with or without Cause, Company agrees that it will take all steps necessary to insure that Employee is relieved of any personal responsibility for the Company’s compliance with its Permits.

3.1.2   Termination for Death or Disability.  Employee’s employment with the Company shall automatically terminate effective upon the date of Employee’s death or Complete Disability as defined in this Agreement; provided, however, that this Section 3.1.2 shall in no way limit the Company’s obligation to provide such reasonable accommodations to the Employee as may be required by law.

3.1.3   Termination by the Employee for Good Reason.  The Employee may terminate his employment under this Agreement at any time upon the giving of adequate notice of termination to the Company as provided below.  If during the Initial Term Employee terminates this Agreement and his employment hereunder for “Good Reason” (as defined below), he shall do so in accordance with the procedures specified in Section 3.3.3 below.  If Employee terminates his employment for any other reason or no reason, he shall provide the Company with at least 30 days written notice.

3.1.4   Termination by Mutual Agreement of the Parties.  The Employee’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties.

3.2   Compensation Upon Termination.

3.2.1   Termination for Cause or Without Good Reason.  If during the Initial Term Employee’s employment is terminated by the Company for Cause, or if during the Initial Term Employee terminates his employment hereunder without Good Reason, or if either Party terminates Employee’s employment after the Initial Term, the Company shall pay or provide to Employee the Base Salary accrued through the date of termination, and any applicable benefits as provided under the corresponding plans, including accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings.  Employee shall be entitled to retain any vested options.  Employee will forfeit any unvested options.  Employee will be entitled to continued health and dental coverage under COBRA.

3.2.2   Death or Complete Disability.  If Employee’s employment is terminated by death or Complete Disability as provided in Section 3.1.2, the Company shall pay or provide to Employee, or to Employee’s heirs, the Base Salary accrued through the date of termination for death or Complete Disability, and any applicable benefits as provided under the corresponding plans, including accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings.  Employee shall be entitled to retain any vested options.  Employee will forfeit any unvested options. For the purpose of determining the number of vested options, the date of termination under this 3.2.2 shall be assumed to be 12 months after the actual date of termination (i.e. there shall be a 12 month acceleration of vesting).  Employee will be entitled to six (6) months continued health and dental coverage paid for by the Company and then will be eligible to continue coverage through COBRA.

3.2.3   Without Cause or With Good Reason.  If the Company terminates Employee’s employment without Cause or Employee terminates his employment for Good Reason, the Company shall pay or provide to the Employee: (a) (i) the Base Salary accrued through the date of termination, and (ii) any applicable benefits as provided under the corresponding plans, including accrued and unused vacation earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings; plus (b) an amount equal to the Base Salary to which Employee would be eligible to receive in the event he had remained employed through the end of the Term; less standard deductions and withholdings, such payments to be made at the times and in the amounts that the Base Salary would have been paid had this Agreement not been so terminated.  In the case of termination without Cause, Employee shall be entitled to retain all vested and unvested options. In the case of termination for Good Reason Employee shall be entitled to retain all vested options. For the purpose of determining the number of vested options, the date of termination under this 3.2.3 shall be assumed to be 12 months after the actual date of termination (i.e. there shall be a 12 month acceleration of vesting). For the purposes of this 3.2.3, the JBI Share Price shall equal the weighted average share price in the six months prior to the termination.  Employee will be entitled to six (6) months continued health and dental coverage paid for by the Company and then will be eligible to continue coverage through COBRA.

3.2.4   Should employee be terminated, the clause within Section 2.2 limiting sales of stock options and Common Stock becomes voided and all restrictions on sale of Employee’s Common Stock and options are removed.

3.3   Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

3.3.1   Complete Disability.  “Complete Disability” shall mean the inability of the Employee to perform the Employee’s essential duties under this Agreement, whether with or without reasonable accommodation, because the Employee has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Employee becomes disabled, the term “Complete Disability” shall mean the inability of the Employee to perform the Employee’s essential duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician reasonably acceptable to the Board, determines to have incapacitated the Employee from satisfactorily performing all of the Employee’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive).

3.3.2   Cause.  “Cause” for the Company to terminate the Employee’s employment hereunder shall mean the occurrence of any of the following events:

(a)	the Employee’s conviction of any felony or crime involving moral turpitude;

(b)
the Employee’s engaging or in any manner participating in any material act of intentional misconduct against the Company, or its employees, agents or customers, including but not limited to fraud or the use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Company’s Board of Directors to be so used or appropriated; or,

(c)	the Employee’s refusal to implement or follow a lawful policy or directive of the Company following a written request or order to do so.

But will exclude any events relating to prior conduct as CEO of the Company, “310 Holdings Inc”, “John Bordynuik Inc”, “JBI, Inc”, and its wholly owned subsidiaries consistent with section 6.1

3.3.3   Good Reason.  “Good Reason” shall mean the Employee’s termination of his employment upon the occurrence of a material reduction in the Employee’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction.  Provided, however that, such termination by the Employee shall only be deemed for Good Reason pursuant to the foregoing definition if: (a) the Employee gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first notice to the Employee of the occurrence of the condition(s) that the Employee believes constitutes Good Reason, which notice shall describe such condition(s);and (b) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice.

ARTICLE IV – CONFIDENTIAL INFORMATION;
NON-INTERFERENCE; NON-COMPETITION

4.1   Trade Secrets.  During the course of Employee's employment, Employee may receive, develop, otherwise acquire, have access to or become acquainted with trade secrets or other confidential information relating to the business of Company (collectively called "Confidential Information").  In this regard, Employee understands and agrees that the term "Confidential Information" shall include, but not be limited to:  names and addresses of members, customers, employees or applicants for employment; methods of operation; all manuals, books, and notes regarding Company's products and services; all drawings, designs, patterns, devices, methods, techniques, compilations, processes, product specifications, future plans, financial information, cost and pricing information, computer programs, formulas, and equations; the names, buying habits or practices and preferences of any of Company's members or customers; the cost to Company of supplying its products and services; written business records, files, documents, specifications, plans, and compilations of information concerning the business of Company; reports, correspondence, records, account lists, price lists, budgets, indexes, invoices, and telephone records.

4.2   Non-Disclosure.  Employee shall not, at any time whatsoever, either during the term of this Agreement or after its termination, disclose to others, either directly or indirectly, or take or use for Employee's own competitive purposes or the competitive purposes of others, either directly or indirectly, any Confidential Information, knowledge or data of Company.

4.3   Special Relief.  Employee understands and acknowledges that the Confidential Information of Company is a special, unique, unusual, extraordinary, and intellectual in character, which gives it a particular value, the loss of which cannot be reasonably compensated in damages in an action at law.  Employee understands and acknowledges that in addition to any other rights or remedies that Company may possess, Company shall be entitled to injunctive and other equitable relief to prevent a breach of any provision of this Article IV of this Agreement by Employee.

4.4   Non-Interference.  Employee shall not now or in the future disrupt, damage, impair, interfere with, or otherwise harm Company, its business or other interests in any way, including, without limit, doing any of the following: (i) inducing an employee to leave the Company's employ; (ii) inducing a consultant, sales representative or independent contractor to sever that person's relationship with the Company; (iii) disrupt the Company's relationship with a customer, vendor or anyone else.

ARTICLE V – ARBITRATION OF DISPUTES

5.1   Arbitration.  Any dispute over the validity, enforcement, scope, breach or interpretation of this Agreement and any dispute of any kind whatsoever between Employee and Company, if any, shall be submitted and resolved in final and binding arbitration before a single arbitrator through the American Arbitration Association ("AAA") pursuant to the provisions of the AAA Employment Arbitration Rules or successor rules then in effect, applicable to individually negotiated agreements; except, no arbitrator shall have jurisdiction to grant any remedy or relief that would have been unavailable to the parties had the matter been heard in court in accordance with applicable law, including, but not limited to, awards of attorney's fees and costs.

ARTICLE VI – INDEMNIFICATION

6.1   Indemnification.  The Company agrees to indemnify and hold Employee harmless from any and all loss, cost or damage, whether past, present or future, of whatsoever kind or nature, including, without limitation, attorneys fees and costs, arising out of or relating to Employee’s performance of his duties as CEO of the company, whether such loss, cost or damage is sustained by the Company or by Employee individually.  The Company’s agreement to indemnify in this paragraph extends to all loss, cost or damage, fine, penalty or disgorgement, whether past, present or future, of whatsoever kind or nature, including without limitation, attorneys fees and costs, whether such loss, cost or damage is sustained by the Company or by Employee individually, in relation to the following: (i) a class action lawsuit filed in the United States District Court for the District of Nevada (Reno), entitled Pancoe v. JBI, Inc., et al.; (ii) a shareholder derivative lawsuit filed in the United States District Court for the District of Massachusetts entitled, Grampp v. John Bordynuik et al.; (iii) an or any action filed by the Securities Exchange Commission or other securities regulator relating to the Companies (“John Bordynuik Inc” , ”310 Holdings” , ”JBI Inc”, Plastic2Oil”) and its wholly owned subsidiaries.; and (iv) any future potential environmental-related proceedings (NYSDEC, etc.) relating to the operations of the Company. The Company agrees to continue and hold Employee harmless from any and all loss, cost or damage, whether past, present or future, of whatsoever kind or nature, including, without limitation, attorneys fees and costs, arising out of or relating to Employee’s performance of his duties as Chief of Technology of the company, whether such loss, cost or damage is sustained by the Company or by Employee individually.

ARTICLE VII – MISCELLANEOUS PROVISIONS

7.1   Intellectual Property.  Plastic2Oil Intellectual Property  “P2O Work Product”.  Employee’s employment duties may include creating, developing and/or inventing in areas directly or indirectly related to the Plastic2Oil business of the Company. If ownership of all right, title and interest to the legal rights in and to the P2O Work Product has not vested exclusively in the Company or will not vest exclusively in the Company, then, without further consideration, Employee assigns all presently-existing P2O Work Product to the Company and agrees to assign, and automatically assigns, all future P2O Work Product to the Company.  The Company will have the right to obtain, and hold in its own name, copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity and any other protection available in the P2O Work Product. At the Company’s request, Employee agrees to perform, during or after Employee’s employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the P2O Work Product for no additional compensation.  Employee will be compensated for any out-of-pocket expenses incurred with performing these duties.

7.2            Interpretation.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law.  If any provision of this Agreement is found to be invalid or unenforceable, the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and a suitable and equitable provision shall be substituted to carry out, so far as may be enforceable and valid, the intent and purpose of the invalid or unenforceable provision.  This Agreement shall be construed whenever possible to comply with all applicable laws, and the rights and obligations of the parties shall be enforced to the fullest extent possible.

7.3            Assignment And Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Employee and his heirs, executors, personal representatives, administrators and legal representatives.  Because of the unique and personal nature of the Employee's duties under this Agreement, however, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Employee.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.  Any successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7.4            Construction And Interpretation.  The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  All parties have cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

7.5            Voluntary Agreement.  Employee acknowledges and agrees that he is fully aware that he may discuss any and all aspects of this Agreement with an attorney of his choice, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

7.6            Counterparts.  This Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

7.7            Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties and supersedes any and all other agreements, communications, understandings, promises, stipulations, arrangements, whether any of the same are either oral or in writing, or express or implied, between the parties hereto with respect to the subject matter hereof, including, but not limited to, any implied-in-law or implied-in-fact covenants or duties relating to employment or the termination of employment.  No change to or modification of this Agreement shall be valid or binding unless the same shall be in writing and signed by Employee and Company.

7.8            Governing Law.  The validity and effect of this Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, exclusive of its conflict of law rules.

IN WITNESS WHEREOF, the parties hereto acknowledge that they have read this Agreement, fully understand it, and have freely and voluntarily entered into it as of the effective date stated above.

DATED: May 15, 2012	By:	/s/ John Bordynuik
JOHN BORDYNUIK

DATED: May 15, 2012	JBI, INC., a Nevada corporation

	By:	/s/ Matthew Ingham
	Name:	Matthew Ingham
	Title:	Chief Financial Officer